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                                                                    EXHIBIT 99.1

(INSITUFORM-TECH) (INSU) Insituform Technologies, Inc. Amends Bank Credit Facility Debt Covenants

         Chesterfield, MO - December 1, 2003 - Insituform Technologies, Inc. (NASDAQ National Market: INSU) (the "Company") today announced that its bank credit facility has been amended to contain less restrictive debt covenants.

         The amendment, effective on November 26, 2003, eases the minimum fixed charge coverage and maximum leverage ratios. As a result, the Company paid $169,000 in fees, will be subject to a maximum net debt of $85 million and prohibited from purchasing treasury stock unless the fixed charge coverage ratio is greater than or equal to 1.10 to 1.00 and the leverage ratio is not more than
2.25 to 1.00 for two consecutive quarters. The Company anticipates it will be able to comply with all debt covenants under the amended credit facility.

         The amendment will be filed promptly with the Securities and Exchange Commission on Form 8-K.

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.

         This news release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect results include, among others, the competitive environment for the Company's products and services, the geographical distribution and mix of the Company's work, and other factors set forth in reports and documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

CONTACT:  Insituform Technologies, Inc.
          Joseph A. White, Vice President and CFO
          (636) 530-8000